EXHIBIT 4.11
                            VIPER MOTORCYCLE COMPANY

                                  AMENDMENT TO
                             NOTE PURCHASE AGREEMENT

         This Amendment to Note Purchase Agreement ("Amendment") is made as of June 3, 2004 ("Effective Date") by and among [RFJM Partners, LLC/David Palmlund, III] ("Holder") and Viper Motorcycle Company, a Minnesota corporation ("Company").

                                   BACKGROUND

     A. Holder has entered into a Note Purchase Agreement dated [May 26/May27], 2004 ("Note Purchase Agreement") with the Company relating to a promissory note with the Company as the Maker in the original principal amount of $300,000.

     B. To clarify the number of shares of the Company's common stock owned by Holder, the Company and Holder desire to amend the Note Purchase Agreement to provide for the issuance of shares of the Company's common stock to Holder as of the Effective Date rather than upon a close of a Financing (defined in the Note Purchase Agreement).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Section 2 of the Note Purchase Agreement is hereby amended in its entirety as follows:

         2. ADDITIONAL STOCK INTEREST. On the Effective Date, the Company shall issue to Holder, shares of the Company's common stock in an amount equal to the original principal balance of the Note divided by $4.50 (the "Issuance Price"). In the event the Company closes a Financing (defined below) prior to the Maturity Date of the Note (defined in the
         Note), the Company shall, within 10 days of the close of such Financing, issue to Holder, shares of the Company's common stock in an amount equal to the original principal balance of the Note divided by the Issuance Price, less the number of shares issued to Holder on the Effective Date. In the event of a Financing involving the sale of the Company's common stock, and the per share offering price is less than $4.50, then the Issuance Price shall equal such lesser amount, and the Company shall issue to Holder shares of the Company's common stock in an amount equal to the original principal balance of the Note divided by the adjusted Issuance Price, less the number of shares issued to Holder on the Effective Date. In the event of a Financing involving a security other than common stock, then the Issuance Price shall equal the conversion or exercise price of the security into the Company's common stock, and the Company shall issue to Holder shares of the Company's common stock in an amount equal to the original principal balance of the Note divided by the adjusted Issuance Price, less the number of shares issued to Holder on the Effective Date. For purposes hereof, a "Financing" shall mean the sale of securities of the Company in the gross amount of at least $2,000,000. Shares of common stock issued to the holder of the Note pursuant to this Section 2 shall sometimes be referred to as "Additional Securities."
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     2.  Except as specifically amended herein, all terms and conditions of the
         Note Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

RFJM PARTNERS, LLC:                        VIPER MOTORCYCLE COMPANY:

By:   /s/ Jeffrey Markowitz                By:   /s/ Authorized Officer
    ---------------------------------         ----------------------------------

Print Name:   Jeffrey Markowitz            Print Name:  John Lai/Garry Lowenthal
            -------------------------                  -------------------------

Its:  Managing Member                      Its:  Vice President/CFO
     --------------------------------           --------------------------------


HOLDER:

 /s/ David Palmlund, III
-------------------------------------
David Palmlund, II

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